Exhibit 5.5

Stoel Rives LLP Attorneys at Law
201 S. Main Street Suite 1100 Salt Lake City, Utah 84111 main 801 328 3131 fax 801 578 6999 www.stoel.com

September 16, 2003

Pliant Corporation

1475 Woodfield Road

Suite 700

Schaumburg, Illinois 60173

O’Melveny & Myers LLP

30 Rockefeller Plaza

New York, New York 10112

Re: Registration Statement of Pliant Corporation

Ladies and Gentlemen:

Reference is made to the Registration Statement (the “Registration Statement”) on Form S-4 (File No. 333-107843) of Pliant Corporation, a Utah corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange up to $250,000,000 principal amount of the Company’s 11 1/8% Senior Secured Notes due 2009 that have been registered under the Securities Act of 1933 (the “New Notes”), which New Notes will be guaranteed by, among others, Pliant Corporation International, Pliant Film Products of Mexico, Inc., Pliant Solutions Corporation, each a Utah corporation, and Pliant Packaging of Canada, LLC, a Utah limited liability company (collectively, the “Utah Guarantors”), and Uniplast Holdings, Inc. and Uniplast U.S., Inc., each a Delaware corporation (collectively, the “Delaware Guarantors,” and, together with the Company and the Utah Guarantors, the “Companies”), for a like principal amount of the Company’s outstanding 11 1/8% Senior Secured Notes due 2009 (the “Old Notes”), which Old Notes have also been guaranteed by the Utah Guarantors and the Delaware Guarantors.

We have acted as Utah counsel to the Companies in connection with the Exchange Offer. In connection with the preparation of this opinion letter and as the basis for the opinions (the “Opinions”) set forth below, we have made such investigations of the laws of the State of Utah and the DGCL (as defined below) as we have deemed relevant and necessary, and we have examined such documents and records as we have deemed relevant and necessary, including the following:

(a) a photocopy of an executed counterpart of the Indenture dated May 30, 2003 among the Company, as issuer, the Delaware Guarantors, the Utah Guarantors and the other

Pliant Corporation

O’Melveny & Myers

September 16, 2003

subsidiary guarantors named therein, and Wilmington Trust Company, as trustee (the “Indenture”);

(b) a photocopy of the articles of incorporation, the certificate of incorporation, the articles of organization, the bylaws and/or the operating agreement of each of the Companies, certified to our satisfaction;

(c) a good standing certificate or similar document as to each of the Companies issued by the Secretary of State or other appropriate officer of each of the jurisdictions specified in Schedule 1 attached hereto on the date specified in Schedule 1 (each, a “Good Standing Certificate”); and

(d) the Opinion Certificate of Brian E. Johnson an officer of each the Companies, dated as of the date of this opinion letter (the “Opinion Certificate”), certifying to the matters specified therein and as to the resolutions adopted by the board of directors, managers, shareholders or members, as applicable, of each the Companies authorizing the transactions contemplated by the Indenture.

For purposes of this opinion letter, the following terms and phrases have the following meanings:

(i) “DGCL” means and is limited to the present published General Corporation Law of the State of Delaware as contained in Volume 3 of the publication Corporation Statutes (Aspen Publishers, Inc.) (2003).

(ii) “internal laws of the State of Utah” means and is limited to the laws of the State of Utah, excluding any principles of conflict of laws or any other provisions of Utah law that might require or permit the application of the law of any state or jurisdiction other than the State of Utah.

(iii) “laws of the State of Utah” or “Utah law” means and is limited to the present published statutes of the State of Utah, the administrative rules and regulations of agencies of the State of Utah as contained in the present published Utah Administrative Code and the present published decisions of the Utah Court of Appeals and the Utah Supreme Court.

Based upon the examination described above, subject to the assumptions, qualifications, limitations and exceptions set forth in this opinion letter and under current interpretations of the laws of the State of Utah and the DGCL, we are of the opinion that:

Pliant Corporation

O’Melveny & Myers

September 16, 2003

1. Each of the Companies has been duly incorporated or formed and is validly existing as a corporation or limited liability company in good standing under the laws of its respective jurisdiction of incorporation or formation. Each of the Companies is duly qualified to do business and is in good standing in each of the jurisdictions set forth on Schedule 1 attached hereto.

2. Each of the Companies has the corporate or limited liability company power and the corporate or limited liability company authority to execute and deliver the Indenture and to perform its respective obligations thereunder (including in the case of the Utah Guarantors and the Delaware Guarantors, the guarantee of the New Notes pursuant to the Indenture); and the corporate or limited liability company action required to be taken by each of the Companies for the due authorization, execution and delivery of the Indenture and the consummation by it of the transactions contemplated thereby (including in the case of the Utah Guarantors and the Delaware Guarantors, the guarantee of the New Notes pursuant to the Indenture) has been duly and validly taken.

3. The Indenture has been duly authorized, executed and delivered by each of the Companies party thereto.

The Opinions are predicated upon and are limited by the matters set forth in the Opinions and are further subject to the qualifications, exceptions, assumptions and limitations set forth below:

A. In rendering the Opinion set forth in paragraph 1 above with respect to the qualification to transact business and the good standing of each of the Companies in the jurisdictions specified in Schedule 1, we have relied solely upon, and such Opinion as to each of the Companies is as of the respective date of, the applicable Good Standing Certificate.

B. We are licensed to practice law in the State of Utah, and, while we are not licensed to practice law in the State of Delaware, we are familiar with the DGCL. As a result, the Opinions are subject to the following:

(i) The Opinions are limited to the laws of the State of Utah and the DGCL. We express no opinion as to local laws or the laws of any other state or country.

(ii) Other than the DGCL, to the extent that any Opinions relate to matters that may be governed by the laws of any jurisdiction other than the State of Utah, we have assumed, with your understanding and authorization, that the internal laws of the State of Utah would apply for purposes of such Opinions or that the laws of such other jurisdiction are, in all material respects, the same as the internal laws of the State of Utah.

Pliant Corporation

O’Melveny & Myers

September 16, 2003

(iii) Our duties and responsibilities with respect to this opinion letter shall at all times and in all respects be governed by and construed solely in accordance with the internal laws of the State of Utah.

C. In rendering the Opinions, we have assumed that each of the Companies has complied with the provisions of the securities laws, “blue sky” laws, securities regulations, and/or securities rules of any applicable state and the United States of America.

D. The Opinions that relate to specific agreements or documents, relate to the specified agreements or documents, and do not extend to documents, agreements or instruments referred to in such agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes or schedules that are not expressly identified in this opinion letter as having been examined by us.

E. In rendering the Opinions, we have assumed (i) the genuineness of all signatures, (ii) the capacity and the authority of all individuals executing documents (other than officers of the Companies), (iii) the conformity to the original documents of all photocopies or facsimile copies submitted to us, whether certified or not, (iv) the authenticity of all documents submitted to us as originals, and (v) the conformity, in all material respects, of all copies of the Indenture to the copy of the Indenture examined by us.

F. As to factual matters which are material to the Opinions, we have relied upon (i) statements or assurances made to us by governmental authorities or by representatives of the Companies, (ii) the factual circumstances of the transactions contemplated by the Indenture and (iii) the factual statements, factual representations and factual warranties of the Companies contained in the Opinion Certificate or the Indenture. The Opinions assume the accuracy and completeness of such factual matters. Except as expressly set forth in this opinion letter, we have not investigated or verified such factual matters and do not opine as to or confirm the accuracy or completeness of such matters of fact. Nevertheless, nothing has come to our attention that causes us to believe that our reliance upon such factual matters was not reasonable under the circumstances.

G. The Opinions are limited to those expressly stated and no other opinions should be implied.

H. Unless otherwise specifically indicated, the Opinions are as of the date of this opinion letter and we assume no obligation to update or supplement the Opinions to reflect any facts or circumstances that may later come to our attention or any change in the law that may occur after the date of this opinion letter.

Pliant Corporation

O’Melveny & Myers

September 16, 2003

This opinion letter may be relied upon by the addressees of this opinion letter solely in connection with the Exchange Offer. This opinion letter does not extend to and may not be relied upon, delivered to, assigned to or filed with any other person or party (including, without limitation, any governmental authority) without our specific written authorization. We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Respectfully submitted,

/S/    STOEL RIVES LLP

Schedule 1

Company Name	State of Incorporation or Organization and Qualification(s)	Certification Date

Pliant Corporation	Utah Alabama California Delaware Florida Georgia Illinois Indiana Kentucky Louisiana Massachusetts Minnesota Missouri New York Ohio Oklahoma Tennessee Virginia Washington Wisconsin

September 10, 2003

May 21, 2003

May 22, 2003

May 22, 2003

May 21, 2003

May 20, 2003

May 21, 2003

May 21, 2003

May 23, 2003

May 20, 2003

May 27, 2003

May 21, 2003

May 21, 2003

May 20, 2003

May 21, 2003

May 21, 2003

May 21, 2003

May 21, 2003

May 21, 2003

May 22, 2003

Pliant Corporation International	Utah	September 10, 2003

Pliant Film Products of Mexico, Inc.	Utah	September 10, 2003

Pliant Solutions Corporation	Utah Indiana Kentucky Ohio Texas	September 10, 2003 May 21, 2003 May 23, 2003 May 21, 2003 May 21, 2003

Pliant Packaging of Canada, LLC	Utah	September 10, 2003

Uniplast Holdings Inc.	Delaware	September 10, 2003

Uniplast U.S., Inc.	Delaware	September 10, 2003